Exhibit 10.6

PERFORMANCE STOCK UNIT GRANT NOTICE

Skillsoft Corp., a Delaware corporation (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Performance Stock Units set forth below (the “PSUs”). The PSUs are subject to all of the terms and conditions as set forth in this Performance Stock Unit Grant Notice (this “Grant Notice”), in the Performance Stock Unit Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Participant: [*]

Date of Grant: [*]

Performance Period: [*]

Vesting Commencement Date: [*]

Target Number of PSUs: [*]

Vesting Schedule: The PSUs will vest based on the level of achievement of the performance goal following each Measurement Date (as defined in Exhibit A to the Performance Stock Unit Agreement) in the Performance Period, as certified by the Committee and in each case as set forth in Exhibit A to the Performance Stock Unit Agreement, and the Participant’s continued performance of services through the third anniversary of the Vesting Commencement Date (the “Vesting Date”). All vesting is dependent on the Participant’s remaining continuously employed by or providing continuous services to a member of the Company Group through the Vesting Date, as provided herein, except as otherwise expressly provided in Exhibit A.

Dividend Equivalents: The PSUs shall be credited with dividend equivalent payments, as provided in Section 13(c)(iii) of the Plan.

Acknowledgments: The Participant acknowledges receipt of this Grant Notice, the Performance Stock Unit Agreement (the “Agreement”) and the Plan and, as an express condition to the grant of the PSUs hereunder, agrees to bound by the terms of this Grant Notice, the Agreement and the Plan. The Participant further acknowledges and agrees that (a) this Grant Notice and the Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Grant Notice and Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Grant Notice and Agreement is countersigned by the Participant.

PERFORMANCE STOCK UNIT AGREEMENT

Pursuant to the Performance Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Stock Unit Agreement (this “Agreement”) and the Skillsoft Corp. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Skillsoft Corp., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.         Grant of Performance Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Performance Stock Units (the “PSUs”) provided in the Grant Notice (with each PSU representing an unfunded, unsecured right to receive one share of Common Stock).

2.         Vesting and Termination.

(a)         Subject to the conditions contained herein and in the Plan, the PSUs shall vest as provided in Exhibit A to this Agreement and the Vesting Schedule set forth in the Grant Notice.

(b)         Except as otherwise expressly provided in Exhibit A, in the event of the Participant’s Termination for any reason, any unvested PSUs as of the effective date of such Termination shall be forfeited to the Company by the Participant for no consideration.

3.         Settlement of Performance Stock Units.  Subject to Section 7 of this Agreement and any election by the Committee pursuant to Section 8(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, on or within 30 days following the applicable vesting date, one share of Common Stock for each PSU that vests on such date, and such vested PSU shall be cancelled upon such delivery. The Company shall either (a) deliver to the Participant a certificate or certificates therefor, registered in the Participant’s name, or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third-party plan administrator. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the shares of Common Stock are listed for trading.

4.         Participant. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or persons to whom the PSUs may be transferred in accordance with Section 13(b) of the Plan, the word “Participant” shall be deemed to include such persons.

5.         Non-Transferability.  The PSUs are not transferable by the Participant except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the PSUs, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the PSUs shall terminate and become of no further effect.

6.         Rights as Shareholder.  Subject to any dividend equivalent payments to be provided to the Participant in accordance with the Grant Notice and Section 13(c)(iii) of the Plan, the Participant shall have no rights as a shareholder with respect to any share of Common Stock underlying an PSU unless and until the Participant shall have become the holder of record of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

7.         Tax Withholding.  The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof.

8.         Notice.  Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, which may include by electronic mail, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Legal Department or its designee, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the foregoing, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9.         No Right to Continued Employment or Service.  This Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company.

10.        Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.        Waiver and Amendments.  Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12.        Governing Law.  The provisions of Section 13(q) of the Plan are incorporated herein by reference and made a part hereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of the State of Delaware.

13.        Plan.  The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement (including the Grant Notice), the Plan shall govern and control.

14.        Section 409A.  The PSUs are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Participant experiences a Termination that is not a “separation from service” within the meaning of Section 409A of the Code, no payment or distribution of any amounts with respect to the PSUs will be due to the Participant until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral” period as defined in Section 409A of the Code shall not be treated as deferred compensation subject to Section 409A unless applicable law requires otherwise. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent the PSUs are payable upon a “separation from service” to a Participant who is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) determined in accordance with the methodology established by the Company as in effect on the date of such “separation from service” and to the extent such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, any such delivery of shares of Common Stock or cash payment due to lapse of the vesting restrictions upon such “separation from service” shall instead be made on the first business day after the date that is six (6) months following such “separation from service” (or death, if earlier). With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A and that is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider, sign or revoke the release of claims spans two calendar years, the payment of such payment or benefit will not be made or begin until the later calendar year. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

15.        Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.        Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.        Entire Agreement.  This Agreement and Exhibit A hereto, the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

* * *

[Signature page follows]

Participant

SKILLSOFT CORP.

By:

[Signature page to Performance Stock Unit Grant Notice and Agreement]

Exhibit A

Performance Vesting Criteria

1.	Performance Condition

This Agreement shall set forth how the Talent and Compensation Committee (the “Committee”) will determine the amount of Performance Stock Units (generally, the “PSUs”) to be earned based on fulfilment of both performance and time based vesting requirements.

The number of PSUs that are eligible to vest shall be determined based upon the Company’s overall percentage of revenue growth (“Revenue Growth”) on each Measurement Date (as defined below) in the each of the fiscal years within the Performance Period set forth in the Notice of Grant (i.e., FY26, FY27, FY28). For the purpose of this Agreement, “Revenue Growth” as of the applicable Measurement Date shall be calculated based on the percentage increase of the Company’s Reported Revenue (to 2 decimal places) from the Company’s prior fiscal year Reported Revenue rounded up to the nearest dollar. All “Reported Revenue” shall be Revenue as reported in Company’s annual report on Form 10-K for the applicable year, or if no 10-K is filed as audited by an external third-party auditor.

The Committee will determine what percentage Target Number of PSUs will be Earned PSUs (as defined below) based on the performance of the Company as set forth herein. The Target Number of PSUs will be divided into thirds, with one-third of the total Target Number of PSUs being measured in each of FY26, FY27 and FY28 to determine the Earned PSUs for such fiscal year.

After the end of each fiscal year, and in connection with certifying the achievement of the applicable year, the Committee shall determine the number of Earned PSUs based on the Company’s Revenue Growth. Such amount shall be determined on an annual basis, provided however, that in each year the number of Earned PSUs may exceed one-third of the total Target Number of PSUs for such year due to overachievement. Notwithstanding the foregoing, no Earned PSUs shall vest until the Vesting Date, except as otherwise provided in Sections 7 and 8 of this Exhibit A.

2.	Determination of Target Annual Achievement Levels

The determination of the target Annual Achievement Levels will be determined by the Committee on an annual basis, subject to and in connection with the completion of the Company’s annual report on Form 10-K or if no 10-K is filed as audited by an external third-party auditor. For example, the Annual Achievement Levels for FY26 have been determined by the Committee in connection with the finalization of the Company’s annual report on Form 10-K filed April 14, 2025 (and are as included herein), but the Annual Achievement Levels for FY27 shall be determined by the Committee in connection with the finalization of the Company’s annual report on Form 10-K to be filed in 2026.

3.	Committee Certification of Annual Achievement Levels

The certification of the achievement of the Annual Achievement Levels will be certified by the Committee on an annual basis in connection with the completion of the Company’s annual report on Form 10-K or if no 10-K is filed such financial statements as would be included therein and audited by an external third party auditor, but in any event no later than June 15 of the applicable year. For example, the certification for the Annual Achievement Levels for FY26 shall be determined by the Committee no later than June 15, 2026. The Participant will be notified of the achievement of the applicable Annual Achievement Level as soon as reasonably practicable following the Committee’s determination of such achievement of the Annual Achievement Level.

The Committee retains full discretion to (i) determine the Annual Achievement Levels, including any modification or amendment and (ii) to certify such Annual Achievement Levels.

4.	Number of PSUs that may be Earned each year

The number of PSUs, if any, that may be earned under this award and that are eligible to vest shall be determined and certified by the Committee following each Measurement Date as described herein.

The number of PSUs to be earned shall be calculated on an annual basis with target Annual Achievement Levels. In accordance with the below, the target Annual Achievement Level metrics for FY27 and FY28 will include a cumulative component such that only one metric is needed each year to address both annual and cumulative targets.

The number of PSUs that may be earned and that are eligible to vest following the applicable Measurement Date (“Earned PSUs”) shall be equal to (a) the product of (i) the total Target Number of PSUs, (ii) the Percentage of PSUs Eligible to Vest for the applicable year, and (iii) the Payout Factor for the applicable year, as set forth below:

Measurement Date	Percentage of PSUs Eligible to Vest
January 31, 2026 (FY26)	33%
January 31, 2027 (FY27)	66%, less the % of Target shares earned in prior year up to 33%
January 31, 2028 (FY28)	100%, less the % of Target shares earned in prior years up to 66%

The “Annual Achievement Levels” for FY26 are as follows: [*]

The amounts set forth above will not be linearly interpolated between the percentage payouts set forth in the table above. In no event shall more than 175% of the Target Number of PSUs vest hereunder. In addition, once a PSU is an Earned PSU the Participant shall have a right to receive such PSU, subject to the terms of this Agreement.

In each of FY27 and FY28, the Committee shall determine the Annual Achievement Level, Payout Factor and Revenue Growth for such fiscal year.

5.	Vesting Date and Payout

Earned PSUs are not vested until the vesting requirements set forth in the Grant Notice and this Agreement have been satisfied. If the Participant does not meet the service requirement in the Grant Notice, no payment of PSUs or issuance of Common Stock pursuant to the PSUs shall be made and/or distributed to any Participant, and any PSUs (regardless of whether they are earned or not) will be forfeited on termination of service. For the avoidance of doubt, although a certain number of PSUs may be earned and/or become eligible to vest hereunder in accordance with the provisions of this Agreement, no vesting or payment of PSUs shall be made and/or distributed to any Participant until the Vesting Date and subject to the Service Requirement contained herein, except as otherwise provided in Sections 7 and 8 of this Exhibit A.

Subject to the terms contained herein, payment will be made to the Participant no later than sixty (60) days from the Vesting Date.

6.	Service Requirement

Any PSUs that become Earned PSUs or otherwise eligible to vest as of a particular Measurement Date (as determined above) shall only become vested if the Participant remains continuously employed by or continues to provide continuous services to a member of the Company Group through the Vesting Date, except as otherwise provided in Sections 7 and 8 of this Exhibit A.

7.	Effect of Change in Control

In the event of a Change in Control during the Participant’s employment with the Company Group and on or prior to April 30, 2026, the following number of the PSUs shall vest upon the Change in Control: (i) 66.66% of the Target Number of PSUs plus (ii) if FY26 is completed prior to the Triggering Event (as defined below) and the Payout Factor for FY26 exceeds 100%, an additional number of PSUs equal to the difference between (x) the number of Earned PSUs for FY26 and (y) the number of PSUs which would become eligible to vest in FY26 if only a 100% Payout Factor was achieved (the sum of the foregoing (i) and (ii), the “Partial FY26 PSU Payout”).

In the event of a Change in Control during the Participant’s employment with the Company Group and on or following May 1, 2026 but prior to the Vesting Date, the following number of the PSUs shall vest upon the Change in Control: (i) 100% of the Target Number of PSUs plus (ii) if the Payout Factor for any fiscal year during the Performance Period that has been completed prior to the Triggering Event exceeds 100%, an additional number of PSUs equal to the difference between (x) the number of Earned PSUs for such applicable year and (y) the number of PSUs which would become eligible to vest in such year if only a 100% Payout Factor was achieved (the sum of the foregoing (i) and (ii), the “Full FY26 PSU Payout”).

“Triggering Event” shall mean (i) Change in Control, for purposes of determining the Full FY26 PSU Payout under Section 7 of Exhibit A; (ii) Qualifying Termination (as defined below), for purposes of determining the Full FY26 PSU Payout under Section 8 of Exhibit A.

Payment under this Section 7 will be made no later than sixty (60) days following the closing of the Change in Control.

Any portion of the PSUs that do not vest upon the Change in Control will be automatically forfeited upon the Change in Control for no consideration.

8.	Effect of a Qualifying Termination of the Participant’s Employment

For purposes of this Agreement: (i) if the Participant’s employment is terminated by the Company without Severance Cause or by the Participant with Good Reason (in each case, as defined in the Participant’s offer letter with the Company dated September 4, 2024), such termination of employment is a “Qualifying Termination” and (ii) the “CIC Protection Period” means the six (6)-month period prior to a Change in Control and in connection with such Change in Control or within the 12-month period following a Change in Control.

In the event of the Participant’s Qualifying Termination outside the CIC Protection Period: (i) if such Qualifying Termination occurs on or prior to April 30, 2026, the PSUs shall vest with respect to the Partial FY26 PSU Payout, effective as of the Qualifying Termination or (ii) if such Qualifying Termination occurs on or after May 1, 2026 but prior to the Vesting Date, the PSUs shall vest with respect to the Full FY26 PSU Payout, effective as of the Qualifying Termination. Any PSUs that do not vest upon the Qualifying Termination shall be forfeited upon the Qualifying Termination for no consideration, except as otherwise provided in the next paragraph.

In the event of the Participant’s Qualifying Termination prior to the Vesting Date and within the six (6)-month period prior to or upon a Change in Control and in connection with such Change in Control, the PSUs shall vest with respect to the Full FY26 PSU Payout as follows: (i) if such Qualifying Termination occurs on or after May 1, 2026, the Full FY26 PSU Payout shall vest effective as of the date of the Qualifying Termination or (ii) if such Qualifying Termination occurs on or prior to April 30, 2026, (a) the Partial FY26 PSU Payout shall vest effective as of the date of the Qualifying Termination and (b) the number of PSUs equal to the difference between the Full FY26 PSU Payout and the Partial FY26 PSU Payout shall vest effective as of, and contingent upon, such Change in Control.

Notwithstanding anything herein to the contrary, in the event of a Change in Control before the Participant’s Termination, the PSUs shall vest as described in Section 7 of Exhibit A, such that a Qualifying Termination after the Change in Control will not cause additional PSUs to vest, because any PSUs that do not vest upon the Change in Control are automatically forfeited upon the Change in Control for no consideration, as set forth in Section 7 of Exhibit A.

Any of the acceleration described in Sections 7 and 8 of this Exhibit A is subject to the Participant’s timely execution and non-revocation of a release of claims in substantially the form set forth as Annex III to the Participant’s offer letter with the Company dated September 4, 2024 and the Participant’s continued compliance in all material respects with the Participant’s obligations under his Restrictive Covenants Agreement (as defined in such offer letter).

9.	Adjustments

In addition, in the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of this Grant Notice and Agreement; and (C) the terms of the PSUs, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) to which this Grant Notice and Agreement relates; (II) any amount payable as a condition of issuance of shares of Common Stock; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.